                                                                [EXECUTION COPY]

                                                                       Exhibit 1



________________________________________________________________________________





                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                  May 18, 1994

                                     among

                              THE ASK GROUP, INC.

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

                                      and

                             SPEEDBIRD MERGE, INC.





________________________________________________________________________________

                               TABLE OF CONTENTS


                                                                                       PAGE
ARTICLE I - THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

         1.1.    The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2.    Company Action . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3.    Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

         2.1.    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.2.    Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.3.    Surrender and Payment  . . . . . . . . . . . . . . . . . . . . . . .    4
         2.4.    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.5.    Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III - THE SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . . . . .    7

         3.1.    Certificate of Incorporation . . . . . . . . . . . . . . . . . . . .    7
         3.2.    Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.3.    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . .    7

         4.1.    Corporate Existence and Power  . . . . . . . . . . . . . . . . . . .    7
         4.2.    Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . .    8
         4.3.    Governmental Authorization . . . . . . . . . . . . . . . . . . . . .    8
         4.4.    Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.5.    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.6.    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.7.    SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.8.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.9.    Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.10.   Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . .   11
         4.11.   No Undisclosed Material Liabilities  . . . . . . . . . . . . . . . .   13
         4.12.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.13.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.14.   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.15.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.16.   Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                                                       PAGE
         4.17.   Other Information  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.18.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . .   16
         4.19.   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . .   17
         4.20.   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.21.   Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . .   18

         5.1.    Corporate Existence and Power  . . . . . . . . . . . . . . . . . . .   18
         5.2.    Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . .   18
         5.3.    Governmental Authorization . . . . . . . . . . . . . . . . . . . . .   18
         5.4.    Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.5.    Disclosure Documents . . . . . . . . . . . . . . . . . . . . . . . .   19
         5.6.    Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         5.7.    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE VI - COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . .   19

         6.1.    Conduct of the Company . . . . . . . . . . . . . . . . . . . . . . .   19
         6.2.    Stockholder Meeting; Proxy Material  . . . . . . . . . . . . . . . .   21
         6.3.    Access to Information  . . . . . . . . . . . . . . . . . . . . . . .   21
         6.4.    Other Offers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         6.5.    Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . .   22
         6.6.    Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         6.7.    Fair Price Structure . . . . . . . . . . . . . . . . . . . . . . . .   22
         6.8.    Subsidiary Officers and Directors  . . . . . . . . . . . . . . . . .   23
         6.9.    Employee Stock Purchase Plans  . . . . . . . . . . . . . . . . . . .   23

ARTICLE VII - COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . .   23

         7.1.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         7.2.    Obligations of Merger Subsidiary . . . . . . . . . . . . . . . . . .   24
         7.3.    Voting of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.4.    Director and Officer Liability . . . . . . . . . . . . . . . . . . .   24
         7.5.    Assumed Options  . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE VIII - COVENANTS OF BUYER AND THE COMPANY . . . . . . . . . . . . . . . . . .   25

         8.1.    Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . .   25
         8.2.    Certain Filings  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         8.3.    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . .   26
         8.4.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .   26
         8.5.    Section 16 Stock Options . . . . . . . . . . . . . . . . . . . . . .   26

                                                                                       PAGE
ARTICLE IX - CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . .   26

         9.1.    Conditions to the Obligations of Each Party  . . . . . . . . . . . .   26
         9.2.    Conditions to the Obligations of Buyer and Merger Subsidiary . . . .   27

ARTICLE X - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

         10.1.   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         10.2.   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         11.1.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         11.2.   Survival of Representations and Warranties . . . . . . . . . . . . .   29
         11.3.   Amendments; No Waivers . . . . . . . . . . . . . . . . . . . . . . .   29
         11.4.   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.5.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .   31
         11.6.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         11.7.   Counterparts; Effectiveness  . . . . . . . . . . . . . . . . . . . .   31


ANNEX I          Conditions

                 AGREEMENT AND PLAN OF MERGER, dated as of May 18, 1994, among The ASK Group, Inc., a Delaware corporation (the "Company"), Computer Associates International, Inc., a Delaware corporation ("Buyer"), and Speedbird Merge, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

                 The parties hereto agree as follows:


                                   ARTICLE I

                                   THE OFFER

                 SECTION 1.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, and Buyer shall cause Merger Subsidiary to, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase any and all of the outstanding shares of common stock, $0.01 par value (the "Shares"), including the associated Rights (as defined in Section 4.5), of the Company at a price of $13.25 per Share (including such associated Rights), net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer and Merger Subsidiary, represents at least a majority of the total number of outstanding Shares, assuming the exercise of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Buyer and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or which materially adversely (from the holders of the Shares' point of view) changes the conditions to the Offer set forth in Annex I. Assuming the prior satisfaction or waiver of the conditions to the Offer, Buyer shall cause Merger Subsidiary to accept for payment, in accordance with the terms of the Offer, all Shares tendered pursuant to the Offer as soon as legally permitted after the commencement thereof and to pay for all such Shares as promptly as practicable after acceptance; provided, however, that Buyer may extend the Offer for a period of time of not more than 15 Business Days to meet the objective (but not the condition) that there shall be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares, which, together with Shares then owned by Buyer and Merger Subsidiary, represents at least 90% of the Fully Diluted Shares.

                 (b) As soon as practicable on the date of commencement of the Offer, Buyer and Merger Subsidiary shall file with the SEC (as defined in Section 4.7) a Tender Offer Statement on

Schedule 14D-l with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). Buyer, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer and Merger Subsidiary agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-l prior to its being filed with the SEC. Buyer and Merger Subsidiary agree to provide the Company and its counsel with any comments that Buyer or Merger Subsidiary or their counsel may receive from the SEC or the staff of the SEC with respect to such document promptly after receipt thereof. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Subsidiary will purchase by accepting for payment and will pay for Shares validly tendered and not properly withdrawn, as promptly as practicable after the expiration date of the Offer.

                 SECTION 1.2. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of the Board of Directors of the Company, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1) and the Stockholder Option Agreement dated as of May 18, 1994 (the "Stockholder Option Agreement") among the Stockholders of the Company that are named therein (the "Stockholders"), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Stockholder Option Agreement, which approval satisfies in full the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that Bear, Stearns & Co. Inc. has delivered to the Company's Board of Directors its written opinion that the Offer and the Merger, collectively, are fair from a financial point of view, to the shareholders of the Company. The Company has been advised that all of its directors and executive officers intend either to tender their Shares (other than Shares subject to the Stockholder Option Agreement) pursuant to the Offer (unless to do so would subject such person to liability under Section 16(b) of the Exchange Act) or to vote in favor of the Merger. The Company will promptly furnish Buyer and Merger Subsidiary with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer and Merger Subsidiary such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer or Merger Subsidiary may reasonably request in connection with the Offer.

                 (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Buyer and Merger Subsidiary each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide Buyer and Merger Subsidiary and their counsel with any comments that the Company or its counsel may receive from the SEC or the staff of the SEC with respect to such document promptly after receipt thereof.

                 SECTION 1.3. Directors. (a) Effective upon the acceptance for payment by Merger Subsidiary of such number of Shares which satisfies the Minimum Condition, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (y) each board of directors of each Subsidiary (as defined in Section 4.6) and (z) each committee of each such board. Notwithstanding the foregoing, until such time as Buyer or Merger Subsidiary acquires a majority of the outstanding Shares on a fully diluted basis, the Company shall use its best efforts to ensure that all of the members of the Board of Directors and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such boards and committees until the Effective Time (as defined in Section 2.1). Following the election or appointment of Buyer's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Buyer or Merger Subsidiary or waiver of the Company's rights hereunder, shall require the approval of a majority of the directors who are neither designees of Buyer nor employees of the Company.

                 (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.3) and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.3. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

                                   ARTICLE II

                                   THE MERGER

                 SECTION 2.1. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). At the election of Buyer, the Merger may be structured so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the "Surviving Corporation".

                 (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

                 (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

                 SECTION 2.2.     Conversion of Shares.  At the Effective Time:

                 (a) each Share held by the Company as treasury stock or owned, directly or indirectly, by Buyer, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

                 (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                 (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2(a) or as provided in Section 2.4 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $13.25 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger Consideration").

                 SECTION 2.3. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the

Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

                 (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and such other documents as may be requested, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall be paid or accrue on the Merger Consideration.

                 (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                 (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

                 (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

                 (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

                 SECTION 2.4. Dissenting Shares. Notwithstanding Section 2.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, but instead (unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal) the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the Delaware Law. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

                 SECTION 2.5.     Stock Options.

                 (a) The Company agrees to cause stock options under its 1991 United Kingdom Stock Option Plan not to become exercisable as to Optioned Stock (within the meaning of such plan) not yet exercisable as of the date of the notification prescribed in Rule 12(c) of such plan. Upon the acceptance of shares in the Offer, stock options and stock purchase rights under its 1991 Stock Plan shall accelerate and become vested in full. Upon Buyer's written request, the Company agrees to cause stock options and stock purchase rights under its 1991 Stock Plan not to be terminated in exchange for a cash payment.

                 (b) Prior to the Effective Time, Buyer shall designate in writing to the Company those employee and director stock options and stock purchase rights to purchase Shares ("Plan Options"), or portions thereof, that Buyer desires be terminated prior to the Effective Time. Buyer's designation of options or portions thereof to be so terminated shall be by uniform classification on the basis of the particular plan under which the option was granted. To the extent so designated by Buyer, the Company will exercise any rights under its stock option or compensation plans or arrangements to accelerate then outstanding Plan Options and cause them to expire prior to the Effective Time consistent with the plans under which such Plan Options were granted.

                 (c) With respect to Plan Options which the Buyer does not designate for termination pursuant to Section 2.5(b), the Company shall take such action as shall be necessary to provide for the Buyer's assumption of such options as set forth in Section 7.5 hereof.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

                 SECTION 3.1. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to the name of the Company.

                 SECTION 3.2. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                 SECTION 3.3. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Merger Subsidiary.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                 The Company represents and warrants to Buyer that except, in the case of any representation and warranty below, to the extent described under a caption identifying such representation and warranty in the Company Disclosure Letter dated the date of this Agreement and furnished by the Company to Buyer on the date of this Agreement (the "Company Disclosure Letter"):

                 SECTION 4.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries (as defined in Section 4.6) taken as a whole except that occurrences due solely to a disruption of the Company's or its Subsidiary's businesses solely as a result of any rumors, speculation, or announcement of a potential merger involving the Company or the execution of this Agreement and the Merger shall be excluded from consideration for purposes of the effect of an action or inaction on the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws as currently in effect of the Company and each of its Subsidiaries.

                 SECTION 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

                 SECTION 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any federal, state, local or foreign governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"); and (iv) such notices, reports, registrations, declarations, filings, waivers, consents, approvals, orders, or authorizations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect Buyer or its subsidiaries.

                 SECTION 4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary (other than in the case of clauses (iii) and (iv) above and with respect to agreements, instruments, contracts, permits or similar authorizations (other than debt instruments or agreements, licenses of assets to the Company or any Subsidiary, exclusive licenses or distribution agreements or arrangements, or licenses or distribution agreements or arrangements which, by their terms, provide for payments to the Company or any Subsidiary of $2,000,000 or more per annum), such defaults, breaches, losses, rights of termination, cancellation or acceleration, or Liens as to which requisite waivers have been obtained or which individually or in aggregate could not reasonably be expected to have a Material Adverse Effect). For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                 SECTION 4.5. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value of $0.01 per share ("Common Stock"). As of May 17, 1994, 23,479,624 shares of Common Stock are issued and outstanding, including associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 15, 1990, as amended (the "Rights Agreement"), between the Company and Bank of Boston, as Rights Agent. As of the date hereof, (A) 3,400,000 shares are reserved for issuance pursuant to the 1982 Stock Option Plan (the "1982 Option Plan"), of which options to purchase 594,299 shares are outstanding and no shares remain available for future grant; (B) 3,200,000 shares are reserved for issuance pursuant to the 1991 Stock Plan (the "1991 Stock Plan"), of which options to purchase 1,827,012 shares are outstanding and 1,337,307 shares remain available for future grant; (C) 150,000 shares are reserved for issuance to non-employee directors of the Company pursuant to the 1986 Directors Stock Option Plan (the "1986 Director Plan"), of which options to purchase 64,200 shares are outstanding and options to purchase 49,800 shares remain available for future grant; (D) 500,000 shares are reserved for issuance pursuant to the 1993 Employee Stock Purchase Plan (the "1993 ESPP"), of which 344,567 shares remain available for future grant; (E) 250,000 shares are reserved for issuance pursuant to the 1992 Overseas Employee Stock Purchase Plan (the "1992 ESPP"), of which 133,179 shares remain available for future grant; and (F) options to purchase 437,754 shares are outstanding under the Ingres Option Plans and no shares remain available for future grant. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since May 17, 1994 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

                 SECTION 4.6. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any domestic or foreign corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended June 30, 1993 (the "Company 10-K").

                 (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                 SECTION 4.7. SEC Filings. (a) The Company has filed with the Securities and Exchange Commission (the "SEC") all required reports, schedules, forms, statements and other documents from April 1, 1991 through the date hereof, including (i) the annual reports on Form 10-K for its fiscal years ended June 30, 1991, 1992, and 1993, (ii) its quarterly reports on Form 10-Q for its fiscal quarters September 30, 1993, December 31, 1993 and March 31, 1994, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since April 1, 1991, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since April 1, 1991.

                 (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                 SECTION 4.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.7 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which would be materially adverse). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of June 30, 1993 set forth in the Company 10-K and "Balance Sheet Date" means June 30, 1993.

                 SECTION 4.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                 (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer or Merger Subsidiary specifically for use therein.

                 (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer or Merger Subsidiary in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 SECTION 4.10. Absence of Certain Changes. Since the Balance Sheet Date (or, in the case of clauses (d) and (e) below, since March 31, 1994), the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                 (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

                 (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                 (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                 (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in no event in the amount of more than $50,000 in any one transaction or $150,000 in the aggregate;

                 (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices but in no event in respect of any obligation of more than $50,000 in any one transaction or $150,000 in the aggregate;

                 (f) any making of any loan, advance or capital contributions to or investment in any Person other than (i) loans, advances or capital contributions to or investments in Subsidiaries made in the ordinary course of business consistent with past practices and (ii) investments in cash equivalents made in the ordinary course of business consistent with past practices;

                 (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                 (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement, but in no event representing commitments on behalf of the Company or any Subsidiary of more than $50,000 for any transaction or $150,000 for any series of transactions;

                 (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                 (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; or

                 (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

                 SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                       (i) liabilities disclosed in the Company Disclosure Letter under the caption "Section 4.11";

                      (ii) liabilities disclosed or provided for in the Balance Sheet;

                     (iii) liabilities incurred in the ordinary course of business consistent with past practice, which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

                      (iv) liabilities under this Agreement.

                 SECTION 4.12. Litigation. Except as set forth in the quarterly reports on Form 10-Q for the quarter ended March 31, 1994, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

                 SECTION 4.13. Taxes. (a) The Company and each Subsidiary have timely filed all material tax returns, statements, reports and forms required to be filed with any tax authority ("Tax Returns") and have paid when due all taxes owed by the Company and any Subsidiary (whether or not shown on any such Tax Returns). There are no liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax except for liens that would in the aggregate not have a Material Adverse Effect.

                 (b) No dispute or claim concerning any tax liability of the Company or any Subsidiary has been claimed or raised by any authority in writing.

                 (c) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

                 (d) Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended ("the Code") concerning collapsible corporations. Neither the Company nor any Subsidiary has any liability for the taxes of any person (other than the Company and any Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (e) As of the Balance Sheet Date, the unpaid income taxes of the Company and Subsidiaries did not exceed the liability for income taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Balance Sheet.

                 SECTION 4.14. ERISA. (a) The Company has provided Buyer with a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or any beneficiary of such employee or former employee or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Buyer together with (x) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in
Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above.

                 (b) No Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code and no Employee Plan is subject to Title IV of ERISA (a "Retirement Plan"). The Company knows of no "reportable event", within the meaning of
Section 4043 of ERISA, and no event described in Section 4041, 4041A, 4042, 4062, 4063, or 4064 of ERISA has occurred in connection with any Employee Plan, other than a "reportable event" that will not have a Material Adverse Effect. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 or Section 4980B of the Code that could have a Material Adverse Effect.

                 (c) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each such Plan has been determined by the Internal Revenue Service in writing to be so qualified, no such determination letter has been withdrawn and the Company has made available to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. To the Company's knowledge, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

                 (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

                 (e) The Company has provided Buyer with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any of its affiliates or any beneficiary of such employee. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements". To the Company's knowledge each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

                 (f) The excess of the present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of the Company and its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code) does not in the aggregate exceed $200,000. Except as required by law or individual contract no condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary.

                 (g) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

                 (h) Neither the Company nor any Subsidiary is a party to a collective bargaining agreement. No labor union has been certified or has commenced proceedings for certification by the National Labor Relations Board to represent employees of the Company or any Subsidiary. No work stoppage has commenced or been threatened by employees of the Company or any Subsidiary.

                 SECTION 4.15. Compliance with Laws. Neither the Company nor any Subsidiary (a) is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or (b) has received any notice from any governmental body, agency, official or authority or any other person that either the Company or any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for violations which, individually or in the aggregate, do not and insofar as reasonably can be foreseen in the future would not have a Material Adverse Effect.

                 SECTION 4.16. Finders' Fees. Except for fees to Bear, Stearns & Co., Inc. and Unterberg Harris in respect of the Offer and Merger, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from the Company, any Subsidiary, Buyer or any of Buyer's affiliates upon consummation of the transactions contemplated by this Agreement or thereafter.

                 SECTION 4.17. Other Information. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                 SECTION 4.18. Environmental Matters. Neither the Company nor any Subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other Person, has treated, stored, processed, discharged, spilled, or otherwise disposed of, any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Company or any Subsidiaries, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Company or any Subsidiaries or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 (net of any insurance proceeds received by the Company with respect to such violations or of any amounts received by the Company under any indemnification rights of the Company with respect to such violations) for all such violations; and the unresolved violations set forth in the Company Disclosure Letter under the caption "Section 4.18" will not result in liability to the Company or any Subsidiaries or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 (net of any insurance proceeds received by the Company with respect to such violations or of any amounts received by the Company under any indemnification rights of the Company with respect to such violations) for all such unresolved violations. No employee or other Person has ever made a claim or demand against the Company or any Subsidiaries based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Company or any Subsidiaries set forth in the Company Disclosure Letter under the caption "Section 4.18" will not result in uninsured liability to the Company or any Subsidiaries or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 (net of any insurance proceeds received by the Company with respect to such claims or demands or of any amounts received by the Company under any indemnification rights of the Company with respect to such claims or demands) for all such unsatisfied claims or demands. Neither the Company nor any Subsidiaries has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding charges set forth in the Company Disclosure Letter under the caption "Section 4.18" will not result in liability to the Company or any Subsidiaries or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 (net of any insurance proceeds received by the Company with respect to such charges or of any amounts received by the Company under any indemnification rights of the Company with respect to such charges) for all such outstanding charges.

                 SECTION 4.19. Intellectual Property. (a) The Company or a Subsidiary has exclusive ownership of or rights to use each material patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other trade secret or proprietary intellectual property (collectively "Intellectual Property") owned by or used in and material to the business of the Company and the Subsidiaries, taken as a whole, and the current use by a Company or Subsidiary of such Intellectual Property does not infringe the rights of any other person, except for any such infringements that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company and the Subsidiaries, no other person is infringing the rights of the Company or any Subsidiary in any such Intellectual Property, except for any such infringements that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                 SECTION 4.20. Material Contracts. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in the Company's SEC filings referred to in Section 4.7, neither the Company nor any Subsidiary is a party to or subject to:

                      (i) any contract or other document that substantially limits the freedom of the Company or any Subsidiary to compete in any line of business or with any person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time; or

                      (ii) any other contract or any commitment not made in the ordinary course of business which is material to the Company and the Subsidiaries taken as a whole.

                 (b) All agreements, contracts, plans, leases, arrangements and commitments disclosed in the Company's SEC filings referred to in Section 4.7 (the "Material Contracts") are valid and binding agreements of the Company or a Subsidiary, are in full force and effect (other than those that have expired in accordance with their terms in the ordinary course of business, which expirations have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), and neither the Company, any Subsidiary nor, to the knowledge of the Company, any other party thereto is in default under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary is in default under the terms of any exclusive license or distribution agreement or arrangement, any license of assets to the Company or any Subsidiary, any distribution agreement or arrangement that, by its terms, provides for payments to the Company or any Subsidiary of $2,000,000 or more per annum or any other material license or distribution agreement or arrangement, true and complete copies or descriptions of all of which have been delivered to Buyer.

                 SECTION 4.21. Insurance Coverage. The properties and the conduct of the business of the Company and its Subsidiaries are insured by insurers of recognized responsibility in such amounts and against such risks and losses as are adequate for such business in accordance with customary industry practices.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

                 Buyer represents and warrants to the Company that:

                 SECTION 5.1. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                 SECTION 5.2. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer and Merger Subsidiary.

                 SECTION 5.3. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act and (iv) compliance with applicable requirements of state or foreign securities laws.

                 SECTION 5.4. Non-Contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary.

                 SECTION 5.5. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries that Buyer furnished to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof and at the expiration of the Offer.

                 (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company.

                 SECTION 5.6. Finders' Fees. There is no investment banker, broker, finder or other intermediary engaged by or on behalf of Buyer or Merger Affiliate who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement.

                 SECTION 5.7. Financing. Buyer has or has available to it sufficient funds to purchase all of the Shares outstanding and to pay all related fees and expenses on a fully diluted basis pursuant to the Offer.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                 The Company agrees that:

                 SECTION 6.1. Conduct of the Company. Except as disclosed in the Company Disclosure Letter under the caption "Section 6.1," and except for such actions as to which Buyer shall have given its consent (which consent shall not be unreasonably withheld) from the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and maintain satisfactory relationships with third parties having business relationships with them and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior approval (which approval shall not be unreasonably withheld) of Buyer:

                 (a) except as expressly contemplated by this Agreement, amend or otherwise change its certificate of incorporation or bylaws or, in the case of the Company, the Rights Plan (as defined in Section 6.6);

                 (b) enter into any material commitment or transaction (including, but not limited to, any material borrowing, capital expenditure or sale of assets), other than in the ordinary course of business;

                 (c) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their officers or employees or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, stock appreciation rights or restricted stock awards) made to, for or with such officers or employees;

                 (d) enter into any employment agreement or, except in accordance with the Company's existing written policy, a copy of which has previously been delivered by the Company to Buyer, grant any severance or termination pay with or to any officer, director or employee of the Company or any of its Subsidiaries;

                 (e) except as expressly contemplated by this Agreement, amend any of its stock option or stock purchase plans, including any options or rights thereunder;

                 (f) enter into any foreign currency trading transactions, other than in the ordinary course of business consistent with past practices and not, in the aggregate, in excess of $500,000;

                 (g) enter into any customer sale or license agreements with non-standard terms or at discounts from list prices in excess of 20%;

                 (h) pay commissions to sales employees except on the basis of executed customer contracts with respect to products actually delivered to customers;

                 (i) enter into any contracts or series of related contracts involving amounts in excess of $50,000 for any transaction or $150,000 for any series of transactions;

                 (j) enter into any customer agreements providing for product replacements; or

                 (k) (i) take any action, or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to the Effective Time or
(ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warrant from being inaccurate in any respect at any such time.

                 SECTION 6.2. Stockholder Meeting; Proxy Material. (a) The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by Delaware Law. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, after consummation of the Offer the Company (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.

                 (b) Notwithstanding the foregoing, in the event that Merger Subsidiary shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, at the request of Merger Subsidiary, subject to Article IX, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition (subject to Section 2.5(b)), without a meeting and without a vote of the Company's stockholders, in accordance with the Delaware Law.

                 SECTION 6.3. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and the Subsidiaries' employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

                 SECTION 6.4. Other Offers. (a) From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law upon the advice of Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to the Company, and in response to an unsolicited request therefor by a person who a majority of the Company's Board of Directors believes intends to submit a Superior Acquisition Proposal, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an

Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. "Superior Acquisition Proposal" means an Acquisition Proposal which a majority of the disinterested directors determines in its good faith judgment (based on advice of the Company's independent financial advisor) to be more favorable to the Company's stockholders than the Offer or the Merger, and for which financing, to the extent required, is then committed. Nothing in this Section 6.4 shall be deemed to prohibit the Company and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act and (ii) making such disclosures to the Company's stockholders which, in the judgment of and subject to the fiduciary duties of the Board of Directors of the Company, with the advice of Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to the Company, may be required under applicable law.

                 SECTION 6.5. Notices of Certain Events. The Company shall, within 24 hours, notify Buyer of:

                       (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                      (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                     (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
         4.12 or 4.14 or which relate to the consummation of the transactions contemplated by this Agreement.

                 SECTION 6.6. Rights Agreement. Effective upon execution of this Agreement, the Board of Directors of the Company shall have amended the Rights Agreement on terms satisfactory to Buyer to terminate, modify or redeem the Rights issued thereunder so as to make the Rights inapplicable to the Offer or the Merger or the Stockholder Option Agreement. After such amendment and assuming that neither Buyer nor Merger Subsidiary is in material breach of this Agreement, the Company will not thereafter amend the Rights Plan so as to make the Rights applicable to the Offer or the Merger.

                 SECTION 6.7. Fair Price Structure. If any "fair price" or "control share acquisition" statute or other similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby or by the Stockholder Option Agreement, the Company and the members or the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

                 SECTION 6.8. Subsidiary Officers and Directors. The Company will cause each Subsidiary to cause each officer and director of such Subsidiary to tender resignations to the respective Subsidiary effective upon the Effective Date.

                 SECTION 6.9. Employee Stock Purchase Plans. The Company agrees to terminate its 1992 ESPP and 1993 ESPP prior to the Effective Time. The Company agrees to amend Section 4.2(a) of the Company's 401(k) Plan prior to the Effective Time to permit Employer Matching Contributions (as defined therein) in cash. Buyer intends to terminate or discontinue contributions to the Company's 401(k) Plan or merge it into the Buyer's 401(k) Plan and intends that thereafter employees of the Company will be eligible to participate in Buyer's 401(k) Plan.


                                  ARTICLE VII

                               COVENANTS OF BUYER

                 Buyer agrees that:

                 SECTION 7.1. Confidentiality. (a) Prior to the Effective Time and after any termination of this Agreement, Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, the stockholder lists furnished by the Company pursuant to Section 1.2, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than the Company; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. It is agreed that such information has been and is being provided solely for the purposes of the Offer and the Merger and not to affect, in any way, the parties' competitive position relative to each other or to other entities. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence. This confidentiality provision supersedes and replaces in its entirety, any prior confidentiality agreements signed by Buyer or any affiliate of Buyer in favor of the Company or any Subsidiary.

                 (b) In the event that Buyer or Merger Subsidiary is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process to disclose any of the information required to be kept confidential under paragraph (a), such party shall provide the Company with prompt notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph. If, in the absence of a protective order or other remedy or the receipt of a waiver by Company, the party requested or required to make the disclosure should nonetheless, in the opinion of counsel, disclose such information, the party requested or required to make the disclosure may, without liability hereunder, disclose only that portion of the information which such counsel advises is legally required to be disclosed, provided that the party requested or required to make the disclosure exercises its reasonable efforts to preserve the confidentiality of the information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the information.

                 SECTION 7.2. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement (including providing Merger Subsidiary with sufficient funds to pay the aggregate purchase price of Shares accepted for purchase pursuant to the Offer) and to consummate the Merger on the terms and conditions set forth in this Agreement.

                 SECTION 7.3. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

                 SECTION 7.4. Director and Officer Liability. For six years after the Effective Time, Buyer will cause the Surviving Corporation to indemnify and hold harmless the officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For three years after the Effective Time, Buyer will cause the Surviving Corporation to use its reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Buyer. This Section 7.4 shall inure to the benefit of those Persons who were or are officers and directors of the Company prior to the Effective Time.

                 SECTION 7.5. Assumed Options. (a) Buyer agrees to take such actions as shall be necessary to assume the Plan Options, if any, specified in Section 2.5(c). Prior to the Effective Time, the Buyer shall designate in writing those Plan Options which it desires to assume at the Effective Time by agreeing to pay the amount of the Merger Consideration with respect to the full amount of Shares subject to each option (without regard to vesting) (without interest) in lieu of issuing Shares. All other Plan Options assumed by Buyer shall be converted into stock options ("Buyer Options") to purchase from Buyer the number of shares of common stock of Buyer ("Buyer Common Stock") equal to the product obtained by multiplying the number of shares of Company common stock subject to each Company Option by the quotient arrived at by dividing the Merger Consideration per Share by the average of the closing sales prices for the Buyer Common Stock on the New York Stock Exchange for the five (5) trading days ending on the trading day immediately prior to the date of the Effective Time (such quotient being referred to herein as the "Exchange Ratio") rounded down to the nearest whole integer, and the exercise price per share for Buyer Common Stock under each option so assumed shall be the original exercise price per share of the Company Option divided by the Exchange Ratio, rounded up to the nearest whole cent, all in accordance with
Section 424(a) of the Code and the regulations promulgated thereunder, without regard to whether the Company Option qualifies as an incentive stock option within the meaning of Section 422 of the Code.

                 (b) The provisions of Section 7.5(a) may be amended as reasonably required so that the assumption of Company Options thereunder complies with the requirements of Section 424(a) of the Code and the regulations promulgated thereunder. After the Effective Time, Buyer will deliver to each holder of a Company Option a document evidencing the foregoing assumption by the Buyer. Buyer will take all corporate and other action necessary to reserve and make available sufficient shares of Buyer Common Stock for issuance upon the exercise of the Buyer Options, will prepare and file with the SEC registration statements on the appropriate forms (or amendments to existing registration statements) relating to the issuance of Buyer Common Stock upon exercise of the Buyer Options and will use its reasonable efforts to have registration statements declared effective as of, or a reasonable time after, the Effective Time and shall maintain the effectiveness of such registration statements until exercise or termination of all Buyer Options.


                                  ARTICLE VIII

                       COVENANTS OF BUYER AND THE COMPANY

                 The parties hereto agree that:

                 SECTION 8.1. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                 SECTION 8.2. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer

Documents, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                 SECTION 8.3. Public Announcements. Buyer, Merger Subsidiary and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                 SECTION 8.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                 SECTION 8.5. Section 16 Stock Options. The Company and Buyer agree to take all actions necessary, notwithstanding Section 2.5(a) and
Section 7.5 of this Agreement, so that the stock options previously granted to Paul C. Ely for 75,000 Shares, to Robert H. Waterman, Jr. for 50,000 Shares, to Gary B. Filler for 250,000 Shares and to Eric D. Carlson for 250,000 Shares shall be amended by the Company's Board of Directors (and the 1991 Stock Plan amended by the Company's Board of Directors as necessary) prior to the Effective Date, to be cancelled in exchange for a cash payment equal to the Merger Consideration per Share minus the exercise price relating to such options. The Buyer shall make such payment on the later of (i) the date six months and one day following the amendment of the option agreements, or (ii) January 5, 1995.


                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                 SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                          (i) if required by Delaware Law, this Agreement
                 shall have been adopted by the stockholders of the Company in accordance with such Law;

                           (ii) any applicable waiting period (and any
                 extension thereof) under the HSR Act relating to the Merger shall have expired;

                          (iii) no provision of any applicable law or
                 regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

                           (iv) Buyer shall have purchased Shares in an
                 amount equal to at least the Minimum Condition pursuant to the Offer; and

                            (v) all actions by or in respect of or filings
                 with any governmental body, agency, official, or authority required to permit the consummation of the Merger including those set forth in Sections 4.3 and 5.3 shall have been obtained.

                 SECTION 9.2. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the further conditions that no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and the Subsidiaries after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.


                                   ARTICLE X

                                  TERMINATION

                 SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                 (a) by mutual written consent of the Company and Buyer;

                 (b) by either Buyer or the Company,

                               (i) if the Offer shall expire without any Shares
                 having been purchased promptly thereafter pursuant to the Offer; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement; or

                              (ii) prior to the purchase of Shares pursuant to
                 the Offer, if there has been a willful breach by the other party of any representation, warranty, covenant or agreement set forth in the Agreement; or

                             (iii) if the Merger has not been consummated by
                 December 31, 1994; or

                              (iv) if there shall be any law or regulation that
                 makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                 (c) by the Company, if Merger Subsidiary shall have failed to commence the Offer in accordance with Section 1.1(a);

                 (d) by Buyer, upon the occurrence of any Trigger Event described in clauses (i) through (vi) of Section 11.4(b); or

                 (e) by the Company, upon the occurrence of the Trigger Event described in clause (vi) of Section 11.4(b).

                 SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.1 and 11.4, and any claim for breach of this Agreement prior to such termination, shall survive the termination hereof.


                                   ARTICLE XI

                                 MISCELLANEOUS

                 SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                 if to Buyer or Merger Subsidiary, to:

                          Computer Associates International, Inc.
                          1 Computer Associates Plaza
                          Islandia, NY 11788
                          Attn:  President
                          Telecopy:  (516) 342-4866

                          with a copy to:

                 John P. Gourary
                 Howard, Darby & Levin
                 1330 Avenue of the Americas
                 New York, NY 10019
                 Telecopy:  (212) 841-1010
                 if to the Company, to:

                          The ASK Group, Inc.
                          2880 Scott Boulevard
                          Santa Clara, CA 95052-8013
                          Attn:  Legal Department
                          Telecopy:  (408) 562-8810

                          with a copy to:

                 Larry W. Sonsini
                 Wilson, Sonsini, Goodrich & Rosati, P.C.
                 650 Page Mill Road
                 Palo Alto, CA 94304
                 Telecopy:  (415) 496-4084

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

                 SECTION 11.2. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 7.1 and 11.4.

                 SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 SECTION 11.4.    Fees and Expenses.

                 (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. No professional fees and expenses payable by the Company in connection with the transactions contemplated hereby (other than the finder fees described in Section 4.16) shall be based on terms other than regular hourly rates and actual out-of-pocket expenses.

                 (b) The Company agrees to pay the Buyer a fee in immediately available funds equal to $12,500,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth below (a "Trigger Event"):

                       (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

                      (ii) any person or group (as defined in Section 13(d)(3) of the 1934 Act) (other than Buyer or any of its affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the 1934 Act) of at least 25% of the outstanding Shares or shall have acquired, directly or indirectly, at least 25% of the assets of the Company;

                     (iii) any person or group shall have commenced, or shall have publicly announced an intention to commence, a tender or exchange offer for at least majority of the outstanding Shares for a consideration per Share greater than the consideration per Share offered under the Offer;

                      (iv) any representation or warranty made by the Company in, or pursuant to, this Agreement shall not have been true and correct in all material respects when made and any such failures to be true and correct could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries taken as a whole (except that reductions or delays in orders of products of the Company or the Subsidiaries due solely to any rumors, speculation or announcement of a potential merger involving the Company or the execution of this Agreement and the Merger shall be excluded for consideration for purposes of the effect of an action or inaction on the Company and its Subsidiaries taken as a whole (a "Modified Material Adverse Effect"), or the Company shall have failed to observe or perform in any material respect any of its obligations under this Agreement;

                       (v) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer or Merger Subsidiary its approval or recommendation of the Offer, the Merger or this Agreement or its approval of the entry by Buyer into the Stockholder Option Agreement, in any such case whether or not such withdrawal or modification is required by the fiduciary duties of the Board of Directors; or

                      (vi) prior to the purchase of any Shares under the Offer, the Company shall have received any Acquisition Proposal which the Board of Directors has determined is more favorable to the Company's shareholders than the transactions contemplated by this Agreement, whether or not such determination is required by the fiduciary duties of the Board of Directors.

                 (c) The Company shall assume and pay, or reimburse Buyer for, all reasonable fees payable and expenses incurred by Buyer (including the fees and expenses of its counsel and the fees and expenses of institutions that are considering making or have made a commitment to provide financing for the transactions contemplated hereby) in connection with this Agreement and the transactions contemplated hereby, in an aggregate amount not to exceed $2,500,000, whether or not the Offer or the Merger is consummated.

                 SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

                 SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                 SECTION 11.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  THE ASK GROUP, INC.



                                  By /s/ Paul C. Ely, Jr.
                                    Name: Paul C. Ely, Jr.
                                    Title: Chairman of the Board

                                  By /s/ Robert H. Waterman, Jr.
                                    Name: Robert H. Waterman, Jr.
                                    Title: Vice Chairman of the Board

                                  By /s/ Eric D. Carlson
                                    Name: Eric D. Carlson
                                    Title: Chief Executive Officer and President

                                  COMPUTER ASSOCIATES INTERNATIONAL, INC.



                                  By /s/ Belden A. Frease
                                    Name: Belden A. Frease
                                    Title: Senior Vice President and Secretary

                                  SPEEDBIRD MERGE, INC.



                                  By /s/ Belden A. Frease
                                    Name: Belden A. Frease
                                    Title: Vice President and Secretary

                                                                         ANNEX 1



                                   Conditions


                 Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) by the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) by the expiration of the Offer, the applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated or (iii) at any time on or after May 18, 1994 and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exist:

                 (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the acquisition by Merger Subsidiary or any of its affiliates of Shares pursuant to the Company Stock Option Agreement or the Stockholder Option Agreement, the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Buyer or Merger Subsidiary or the consummation by Buyer or Merger Subsidiary of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Stockholder Option Agreement, this Agreement, the Offer or the Merger,
         (ii) seeking to restrain or prohibit Buyer's or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the judgment of Buyer, is likely to materially adversely affect the Company and its subsidiaries, taken as a whole, or Buyer and its subsidiaries, taken as a whole; or

                 (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Stockholder Option Agreement, this Agreement, the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Stockholder Option Agreement, this Agreement, the Offer or the Merger, that, in the judgment of Buyer, is substantially likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph
         (a) above; or

                 (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its subsidiaries that, in the reasonable judgment of Buyer, is or is likely to be materially adverse to the Company and its subsidiaries, taken as a whole; or

                 (d) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or Buyer shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on May 18, 1994, (ii) any such person or group which, prior to May 18, 1994, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, which, together with such ownership as is reflected on such Schedule, shall constitute 25% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) which, together with such ownership as is reflected on such Schedule, shall constitute 25% or more of any such class or series or (iii) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any material portion of assets of the Company or securities of the Company which, together with such ownership as is reflected on any such Schedule, shall constitute 25% or more of any such class of securities; or

                 (e) the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements under this Agreement, or any of the material representations and warranties of the Company set forth in this Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; or

                 (f) any party to the Stockholder Option Agreement other than Merger Subsidiary or Buyer shall have breached or failed to perform in any material respect any of its agreements under the Stockholder Option Agreement or any of the representations and warranties of any such party set forth in the Stockholder Option Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or the Stockholder Option Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

                 (g) this Agreement or the Stockholder Option Agreement shall have been terminated in accordance with its terms; or

                 (h) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to Buyer or the Merger Subsidiary its approval or recommendation of the Offer, the Merger or this Agreement or its approval of the entry by Buyer into the Stockholder Option Agreement; or

                 (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal;

which, in the sole judgment of Buyer in any such case, and regardless of the circumstances (including any action or omission by Buyer) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.





                                      -3-